Co-operative Agreement on Railway Train TV Project

Party A : China Railway Scientific and Technological Development Company Party B : COHY Enterprise Investment Co., Ltd

In order to develop the railway train TV business and create good economic profit, China Railway Scientific and Technological Development Company (hereinafter referred to as Party A) and COHY Enterprise Investment Co. Ltd (hereinafter referred to as Party B), after friendly negotiations and under the principle of equality and mutual benefits, have reached the following agreements on the co-development o China Railway Train Project :

A. Cooperative Principle

Item 1. Guiding Ideology :
The two parties go deep into complete cooperation on the Train TV Project without requesting for government's investment; Realize the TV coverage on passenger trains of main railways in the nation wide within 2 to 3 years; Increase profits for government as well as the Ministry of Railway; Take the profit of the exclusive advertisement Management within a limited years as the return way .

B. Cooperative Framework

Item 2. Set up Project Leading Group
To seek for unified leadership and smooth implementation of the project, Party A is responsible to set up "Train TV Project Leading Group of the Ministry of Railway".

Item 3. Establish Cooperative Management Institution
Under the leadership of the Project Leading Group, the two parties co-establish the cooperative management institution named as "Train TV Department of China Railway Scientific and Technological Development Company" (hereinafter referred to as Train TV Dept.). The two parties will jointly register a company when the project operates into a large scale. The Train TV Department is responsible for the planning, design, installation, management, advertisement sales, etc of the project. Party A shall appoint the General Manager of the Train TV Department and Party B the Deputy General Manager. The involved "Management Agreement " and "Advertisement Agent Agreement" signed between Party A's subsidiaries "China Railway Cable TV Station" and "China Railway HongYuan Advertisement Company" in the progress of the project are attachments of this agreement.

C. Cooperative Style

Item 4. Cooperative Style

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Party A is responsible for the legal examination and approval of the project as well as the co-ordination management of the whole project.

The funds needed to develop Train TV project shall be invested by Party B. AS the investor, according to the technological demands and provisions of the Minster of Railway, Part B shall raise funds itself, organize purchase, assembly and production of the equipment itself. After all equipment are checked and accepted by Party A, the two parties jointly carry out the installation and text of the train equipment as well as the TV station equipment. When this agreement expires, the property right of equipment invested by Part B is owned by Party A.

D. Rights and Obligations

Item 5. Rights and Obligations of Party A

1. Party A is responsible for the legality of the project. Should the agreement can't be carried out due to Party A's cause, Party A shall undertake Party B's investment loss.

2. Party A is responsible for the relation coordination between bureaus within the system of the Ministry of Railway and also the coordination management of the project as a whole. Should there occur any project suspense due to unsatisfied external relations, the loss will eat up part of the profit of the whole project.

3. Party A is responsible for examination of the program and enabling them to be in accordance with the requirements of related institutions.

4. As to Cable TV equipment already installed, Party A shall handle all the property insurance and Party B pay for the premium. Should there occur any non-depreciative reports of breakdown or loss of the Train TV equipment already put into work, Party A shall claim indemnity from the insurance company and trust Party B with the non-gratuitous renewal or restoration of the equipment.

5. Party A is responsible for coordinating its wholly owned subsidiaries "China Railway Cable TV Station: and "China Railway HongYuan Advertisement company" to cooperate with this project. If subject two units are in breach of their obligations specified in the two attached contracts of this agreement, Party A is obliged with guaranty.

6. Party A shall provide convenience and necessary instructions as far as possible for Party B to perform its obligations.

7. According to examinations of the equipment, Party A issues investment receipt to Party B in the light of accounting price.

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Item 6. Rights and Obligations of Party B

1.   Party B is in charge of raising funds for the project.
2. Party B shall collect investment profit according t the regulations related to the profit distribution of this agreement.
3.   Party B is in charge of purchase, assembly and production of the equipment.
4. Party B shall appoint person in charge of finance, taking responsibilities of financial management and funds operations.
5. Party B is in charge of managing and operating the advertisement of the project, representing "China Railway HongYuan Advertisement Company" to carry out the exclusive authority of advertisement agency.
6. Party B is n charge of planning, purchase and manufacture, advertisement editing, contract and sales of the program.
7. As one party of the cooperative project, Party B enjoys the rights and undertakes the obligations specified in the contracts signed with "China Railway Cable TV Station" and "China Railway HongYuan Advertisement Company".

E. Profit Distribution

Item 7. In view of the differences between the two parties in the enterprise system and financial management, to avoid divergence in future cooperation, the two parties agree on the profit distribution of the project as follows,

The first three years of the implementation of the project is considered as investment period. In the first year, Party A collects 3% of the total advertisement sales income of the fiscal year as its profit; In the second year, collects 4% of the total advertisement sales income of the fiscal year; In the third year, collects 5% of the total advertisement sales income of the fiscal year . From the beginning of the fourth year, Party A collects 10% of the total advertisement sales income of the fiscal years as its profit.

All the expenses such as salaries or allowances of related staff of the project, installation fee, office expenses, premium, expenses of the manufacture and purchase of program, etc shall be deducted from the profit with the balance as Party B's profit.

If 35% of the after-tax total profit of the fiscal year exceeds the expected profit of the same year, Party A collects its profit at 35% of the above-mentioned total profit.

F. Cooperation Duration

Item 8. The two parties agree that the cooperation duration of this project is 25 years. During the progress, except for causes of force majeure, no party is allowed to terminate the agreement ahead of time. Once one party encounters events of force majeure, a notice to the other party within 10 days beginning from the date the event

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took place is requested.

Any party shall undertake all the economic losses of the other party from its failure of observing the above-mentioned regulations.

G. Others

Item 9. If there are other cooperative projects between the two parties, additional contracts shall be signed.

Item 10. The text of this agreement has been executed in six (6) copies. Each party shall keep three (3) copies of the text.

Item 11. "Management Agreement", "Advertisement Agent Agreement" and this agreement are signed and go into effect simultaneously.

Party A: China Railway Scientific and Technological Development Company Legal Person Representative : Mr. Fu Qing-Liang
Date : July 08, 1999

Party B: COHY Enterprise Investment Co., Ltd
Legal Person Representative : Mr. Liang Bao-Hua
Date : July 08, 1999